EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) dated as of December 21, 2007, by and among Sentra Consulting Corp., a Nevada corporation (“Sentra”), Karat Platinum, LLC, a New York limited liability company (“Karat”), and each of the holders of membership interests of Karat (collectively, the “KP Holders,” and each a “KP Holder”).

RECITALS

A. Sentra, Karat and all the KP Holders have determined that it is advisable and for the respective benefit of Sentra and Karat that Sentra acquire KP.

B.  Pursuant to the terms and conditions of this Agreement., the KP Holders, who in the aggregate own all of the outstanding and issued membership interests of Karat’s capital stock (the “KP Membership Interests”), shall exchange the KP Membership Interests owned by them for 30,000,000 newly issued restricted shares of common stock of Sentra (the “Exchange Shares”). It is intended that the Exchange Shares to be issued pursuant hereto will be issued to the KP Holders under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and shall not be registered under the Securities Act or any other relevant laws or regulations.

C.  The parties hereto intend that the transaction described herein qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1  Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

(a)  "Action" means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

(b)  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms "controlled" and "controlling" have correlative meanings.

(c)  "Business Day" means a day on which banks are open for business in New York, New York.

(d)  "Claims" means any and all claims, demands or causes of action, relating to or resulting from an Action.

(e)  "Contract" means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

(f)  "Employees" means individuals who provide employment or employment-type services to Karat as of the date hereof, other than any such individuals who cease such employment prior to the Closing, but including any such individuals hired after the date hereof and prior to the Closing.

(g)  "Employee Benefit Plan" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Karat or any beneficiary or dependent thereof that is sponsored or maintained by Karat or contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

(h)  "Employment Agreement" means a written Contract or offer letter of Karat with or addressed to any Employee or Former Employee pursuant to which Karat shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits on or after the Closing Date in consideration for past, present or future services.

(i)  "Encumbrances" means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

(j)  "Environmental Laws" means all Laws relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including all such Laws relating to Releases or threatened Releases of Regulated Substances into the environment or work place, or otherwise relating to the environmental or worker health and safety aspects of manufacturing, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of Regulated Substances, including, but not limited to, chemical inventories in all relevant jurisdictions, and all such Laws relating to the registration of products of Karat under the Federal Insecticide, Fungicide and Rodenticide Act, the Food Drug and Cosmetic Act, the Toxic Substances Control Act, the European List of Notified Chemical Substances, the European Inventory of Existing Commercial Chemical Substances or similar Laws.

(k)  "Environmental Permit" means any permit, registration, approval, identification number, license or other authorization or filing required under or issued pursuant to any applicable Environmental Law.

(l)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(m)  "ERISA Affiliate" means any entity which would be aggregated with Karat under Section 414 of the Code or Section 4001(b) of ERISA.

(n)  "Former Employee" means individuals who, prior to the Closing, provided employment or employment-type services to Karat.

(o)  "GAAP" means United States generally accepted accounting principles.

(p) "Governmental Authority" means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

(q)  "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

(r)  "IRS" means the Internal Revenue Service of the United States of America.

(s)  "Laws" means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

(t)  "Leased Real Property" means any real property leased or subleased to Karat and set forth (and designated as leased) in Schedule 4.18.

(u)  "Liabilities" means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

(v)  "Material Adverse Effect" means, with respect to a Person, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person, and its Subsidiaries, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts (1) that is generally applicable in the economy of the United States, (2) that is generally applicable in the United States securities markets, (3) generally affecting the industry in which Karat operates,,(4) arising from or related to an act of international terrorism, or (5) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

(w)  "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

(x)  "Regulated Substances" means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

(y)  "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Regulated Substances through or in the air, soil, surface water, groundwater or property.

(z)  "Required Consents" means, collectively, (1) each consent or novation with respect to any Contract to which Karat is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(aa)  “SEC” means the Securities and Exchange Commission.

(bb) "Subsidiaries" of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

(cc)  "Tax" means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

(dd)  "Tax Benefit" means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

(ee)  "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

(ff)  "Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

1.2  References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

1.3  Independent Counsel. Each party acknowledges that it has reviewed this Agreement and has had the opportunity to have it reviewed by legal counsel of its own choosing. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

ARTICLE II
EXCHANGE; ADMINISTRATIVE STOCKHOLDER

2.1  Exchange. Subject to the terms and conditions stated herein, at the Closing:

(a)  the KP Holders shall assign, transfer, convey, and deliver to Sentra the KP Membership Interests and any and all rights in such membership interests to which they are entitled, and by doing so will be deemed to have assigned all of their respective right, title and interest in and to all such KP Membership Interests to Sentra; and

(b)  in exchange for the KP Membership Interests, Sentra shall issue to the KP Holders, and the KP Holders shall accept and acquire from Sentra, the Exchange Shares (collectively, the “Exchange”). For avoidance of doubt, Sentra will not be required to consummate the Exchange unless all, and not less than all, of the KP Membership Interests are transferred and assigned pursuant to the foregoing (or less amount as determined in the sole and absolute discretion of Sentra) and the KP Holders will not be required to consummate the Exchange unless all, and not less than all, of the Exchange Shares are issued to the KP Holders (unless a KP Holder does not execute this Agreement or the Lock-Up Letter, in which case only the pro rata amount of Exchange Shares shall be issued).

2.2  Exchange Ratio. Sentra shall issue to each KP Holder the number of shares set forth opposite their name on Schedule 2.2 attached hereto. Each issued and outstanding KP Membership Interest shall be converted into one (1) share of common stock of Sentra.

2.3  Restrictions on Transfer. Each KP Holder agrees that, during the period commencing on the date hereof and ending on the Closing Date, such Holder will not, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge, or otherwise dispose or Encumber or agree to dispose or Encumber in any manner any of its KP Membership Interests except in accordance with the terms of this Agreement. Any attempt by a KP Holder to transfer or Encumber any of its KP Membership Interests in violation of the terms of this Agreement shall be void and ineffective. Karat shall refuse to effect any such attempted transfer or Encumbrance in its records or otherwise, and refuse to treat any alleged transferee(s) as the holder(s) of such KP Membership Interests.

2.4 Tax Consequences. It is intended by the parties hereto that the transactions contemplated by this Agreement shall constitute a tax-free reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the regulations promulgated under the Code.

2.5  Appointment of Administrative Shareholder. Each KP Holder hereby irrevocably constitutes and appoints, effective as of the date hereof, Gary Jacobs or David Neuberg, acting individually (together with his permitted successors, the “Administrative Stockholder”), as the true and lawful agent and attorney-in-fact to: (i) enter into any agreement in connection with the Exchange and the transactions contemplated by this Agreement, (ii) exercise any or all of the powers, authority and discretion conferred on him under this Agreement and any such agreement, (iii) sign stock powers and any other instruments effecting the transfer of the KP Membership Interests at the Closing under the terms and conditions of this Agreement, and to enter into any amendments thereto as approved by the Administrative Stockholder, Karat and Sentra; (iv) accept delivery of and to submit for exchange and cancellation any KP Membership Interests, waive or amend any terms and conditions of any agreement in connection with the Exchange and any transactions contemplated by this Agreement, to give and receive notices on such Stockholder’s behalf and to be his, her or its exclusive representative with respect to any matter or Claim arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any Claim for which any Sentra Indemnitee may be entitled to indemnification, and the Administrative Stockholder agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.

2.6  Exclusive Interface. Sentra and the other Sentra Indemnitees shall be entitled to deal exclusively with the Administrative Stockholder on all matters in connection with the Exchange and the transactions contemplated herein, and shall be entitled to rely exclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any KP Holder by the Administrative Stockholder, and on any other action taken or purported to be taken on behalf of any KP Holder by the Administrative Stockholder, as fully binding upon the KP Holder with respect to the Exchange.

2.7  Limit on Liability. The Administrative Stockholder shall not be liable to any Person for any action taken or not taken by him in good faith or for any mistake of fact or law for anything that he may do or refrain from doing in connection with his obligations under this Agreement (i) with the consent of KP Holders who, as of the date of this Agreement, owned a majority of the outstanding shares of the KP Membership Interests, or (ii) in the absence of his own gross negligence or willful misconduct. Any action taken or not taken pursuant to the advice of counsel shall be conclusive evidence of the absence of gross negligence or willful misconduct. The KP Holders shall, jointly and severally, indemnify and hold the Administrative Stockholder harmless from any and all liability and expenses that may arise out of any action taken or omitted by him as Administrative Stockholder in accordance with this Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Administrative Stockholder.

2.8  Reliance on Signatures. The Administrative Stockholder may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Administrative Stockholder shall not be liable for any other parties’ forgeries, fraud or false representations.

2.9   Replacement. If the Administrative Stockholder shall be unable or unwilling to serve in such capacity, his successor shall be named by those Persons holding a majority of the shares of the KP Membership Interests outstanding immediately prior to the Closing, subject to the approval of Sentra in its reasonable discretion, and such successor shall serve and exercise the powers of the Administrative Stockholder hereunder. If for any reason there is no Administrative Stockholder at any time, all references herein to the Administrative Stockholder shall be deemed to refer to KP Holders who hold a majority of the KP Membership Interests outstanding immediately prior to the Closing.

ARTICLE III
CLOSING

3.1  Date and Location of the Closing. Unless this Agreement shall have been terminated pursuant to Article IX, the closing (the "Closing") of the transactions contemplated hereunder shall take place at the offices of Karat, 15 Hoover Street, Inwood NY 11096 on or as promptly as practicable following satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2, or at such other time and place as is mutually agreed in writing by the parties hereto. The date of the Closing is referred to herein as the "Closing Date."

3.2 Deliveries. At the Closing, (a) the Administrative Stockholder shall deliver to Sentra, (i) an Assignment instrument, in the form attached hereto as Exhibit A, transferring all the KP Membership Interests, in proper form for transfer to Sentra, (ii) the Lock-Up Letter executed by each KP Holder in the form attached hereto as Exhibit B and (iii) such other documents as may be required under applicable law or requested by Sentra, including without limitation, any Required Consents, as listed in Schedule 3.2, whereupon (b) Sentra will deliver to the Administrative Stockholder in exchange therefor, certificates evidencing the Exchange Shares to which each KP Holder is entitled to hereunder in the amounts indicated on Schedule 2.2. If Sentra is not able to deliver the certificates evidencing the Exchange Shares at Closing, the Company shall accept delivery of an irrevocable instruction letter from counsel to Sentra addressed to the transfer agent of Sentra authorizing the issuance of the Exchange Shares with delivery thereof directly to the Administrative Stockholder. The Administrative Stockholder will thereafter immediately deliver such certificates to each respective KP Holder. The Exchange Shares issued upon the surrender for exchange of the KP Membership Interests in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights of the KP Holders pertaining to such Shares. Simultaneous or as soon as practicable following the Closing, Sentra shall cause the Exchange to be memorialized and disclosed by making all filings or recordings required under applicable law. The Administrative Stockholder and each of the KP Holders hereby covenant and agree to aid Sentra, as specifically requested by Sentra, in preparing and making such filings or recordings, at Sentra’s expense. Sentra agrees that the certificates representing the Exchange Shares shall be delivered to the Admininstrative Stockholder no later than 30 Business Days after Closing.

3.3  Wholly-Owned Subsidiary. At and after the Closing, the Exchange will have the effects set forth in this Agreement, and Karat shall become a wholly-owned subsidiary of Sentra if all the KP Membership Interests are delivered.

3.4   Restrictive Legends. Certificates evidencing the Exchange Shares pursuant to this Agreement may bear one or more of the following legends, including without limitation, any legend required by the laws of any jurisdiction in which a KP Holder resides, and any legend required by any applicable law, including without limitation, any legend that will be useful to aid compliance with Regulation D or other regulations adopted by the SEC under the Securities Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO ANY VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF KARAT

As an inducement to Sentra to enter into this Agreement and to consummate the transactions contemplated herein, Karat, David Neuberg, Howard Slochowsky and Gary Jacobs, jointly and severally, represent and warrant, to the best of their respective knowledge, as of the date of this Agreement and as of the Closing Date, to Sentra as follows:

4.1 Organization. Karat is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York. Karat has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

4.2  Capital Structure.

(a)  The KP Holders own all of the issued and outstanding shares of Karat beneficially and of record, free and clear of any Encumbrances. There will, as of the Closing, be no equity interests of Karat issued or outstanding other than the KP Membership Interests. Schedule 2.2 lists all the KP Holders, and no other Person owns, legally or beneficially, any equity of Karat. As of the Closing, the KP Holders shall have the sole, absolute and unrestricted right, power and capacity to exchange, assign and transfer all of the KP Membership Interests to Sentra. Upon delivery to Sentra of the certificates representing the KP Membership Interests at the Closing, Sentra will acquire good and valid title to the KP Membership Interests, free and clear of any Encumbrances.

(b)  All of the KP Membership Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. As of the Closing, there shall be no outstanding subscriptions, options, warrants, puts, calls, agreements or other rights of any type or other securities (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any membership interests or other equity interests of Karat, other than the warrant issued to ABN Amro Bank N.V., a copy of which has been reviewed by Sentra, (b) restricting the transfer of any membership interests of Karat, or (c) relating to the voting of any membership interests of Karat. As of the Closing, there shall be no issued or outstanding Indebtedness of Karat having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of Karat may vote.

(c) The offer and sale of the KP Membership Interests to the KP Holders was done in compliance with all applicable Laws.

4.3  Power and Authority. Karat has all requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Karat and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Karat and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Karat and no other action or corporate proceeding on the part of Karat is necessary to authorize the execution, delivery, and performance by Karat of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Karat and constitutes the legal, valid and binding obligation of Karat, enforceable against it in accordance with its terms.

4.4  Conflicts; Consents and Approvals. Neither the execution and delivery by Karat of this Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)  conflict with, or result in a breach of any provision of, the organizational documents of Karat;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Karat or the KP Membership Interests under any of the terms, conditions or provisions of (1) the organizational documents of Karat, (2) any Contract to which Karat is a party or to which any of its properties or assets may be bound, or (3) any permit, registration, approval, license or other authorization or filing to which Karat is subject or to which any of its properties or assets may be subject;

(c)  require any Required Consent; or

(d)  violate any order, writ, or injunction, or any decree, or Law applicable to Karat or any of its properties or assets.

4.5  Subsidiaries. Karat does not own, directly or indirectly, nor entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any Person or is a member of or participant in any Person. Karat does not have any Subsidiaries.

4.6  No Material Adverse Effect. Other than as disclosed on Schedule 4.6, (a) Karat has (1) maintained its books and records in accordance with past accounting practice, and (2) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of Karat, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom Karat have business relations, (b) no Material Adverse Effect on Karat has occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect on the ability of KP Holders or Karat to timely consummate the transactions contemplated hereby.

4.7  Title to Properties. Schedule 4.7 lists all properties and assets of Karat. With the exception of Intellectual Property, as to which only the representations and warranties included in Section 4.10 shall apply, Karat has good and marketable title to all of its properties and assets, real and personal, free and clear of all Encumbrances. All equipment used by Karat is generally in good operating condition and repair, and is adequate for the uses to which it is being put.

4.8  Taxes. Karat has (a) duly and timely filed all Tax Returns relating to Karat that it was required to file (taking into account any extensions of the filing deadlines which have been validly granted) and ((b) paid all Taxes that are shown thereon as owing or that are otherwise due and payable by it. Such filed Tax Returns are true, correct and complete in all material respects. The charges, accruals and reserves on the Financial Statements as of September 30, 2007 in respect of Taxes for all open fiscal periods are adequate for the payment of all Liabilities of Karat for Taxes, and there are no unpaid assessments for additional Taxes for any such fiscal period, which are not reflected on the Financial Statements as of September 30, 2007.) There are no disputes pending or threatened as to Taxes payable by Karat. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Taxes of Karat for any period. Karat (v) has not filed a consent to the application of Section 341(f) of the Code, (w) has not been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code within the past five years, (x) is not a party to any Tax sharing, allocation or indemnification agreement or arrangement, (y) is not required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax law) for any taxable year ending after the Closing Date, and (z) has not been a member of an affiliated group filing a consolidated, combined or unitary Tax Return or has any liability for the Taxes of any Person (other than Karat) under Treasury Regulation §1.15026 (or any similar provision of state, local or foreign law).

4.9  Compliance with Law. Karat and each of the officers, managers, directors, employees and agents of Karat, to the best of their knowledge, has complied in all respects with all Laws applicable to Karat and its products and operations. Neither Karat nor any KP Holders has received any notice from any Governmental Authority that Karat has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

4.10  Intellectual Property.

(a)	For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Registered Intellectual Property” means all: (i) registered patents and applications for patent registration (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Karat Intellectual Property” shall mean any Intellectual Property or Registered Intellectual Property that is owned by, or licensed to Karat.

(b)
Except as disclosed on Schedule 4.10(b), no Karat Intellectual Property or product or service of Karat is subject to any Action or Claim, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Karat, or which may affect the validity, use or enforceability of such Karat Intellectual Property.

(c)
Schedule 4.10 is a complete and accurate list or general description of all the Karat Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of the Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration have been filed, including the respective registration or application numbers. Each item of the Registered Intellectual Property is subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

(d)
Except as disclosed on Schedule 4.10(c), Karat is the registered and/or record owner of, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, use each item of the Karat Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions).

(e)
Schedule 4.10 lists all Contracts to which Karat is a party (i) with respect to the Karat Intellectual Property licensed or transferred to any Person or (ii) pursuant to which a Person has licensed or transferred any Intellectual Property to Karat.

(f)
All Contracts relating to the Karat Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such Contracts. Karat is in compliance with, and has not breached any term of such Contracts and, to the knowledge of Karat, all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts. Following the Closing, Sentra will be permitted to exercise all the rights of Karat under such Contracts to the same extent Karat would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Karat would otherwise be required to pay.

(g)
To the best of its knowledge, Karat possesses all the Intellectual Property rights necessary to effectuate the business and operations of Karat. To the best of its knowledge, Karat has not infringed or misappropriated any Intellectual Property of any third Person or engaged in unfair competition or any unlawful trade practice.  Except as disclosed on Schedule 4.10(b), Karat has not received notice from any third party that the operation of the business of Karat, or any act, product or service of Karat, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. To Karat’s knowledge, no Person has infringed or misappropriated or is infringing or misappropriating any of the Karat Intellectual Property.

(h)
In the exercise of its independent business judgment, Karat has taken all reasonably prudent steps to protect the rights of Karat in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Karat, and, without limiting the foregoing, Karat has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Sentra and all current and former employees and contractors of Karat have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Karat.

4.11  Environmental Matters.

(a)  Karat is in compliance with, and has at all times complied with, all applicable Environmental Laws, and there are no facts, circumstances or conditions, including requirements of current Environmental Laws that have been adopted but are not yet effective, for which reserves or accruals would be required under GAAP, as consistently applied.

(b)  Karat is not subject to any existing, pending, or threatened Action or Claim by any Person under any Environmental Laws.

(c)   The Environmental Permits that are required for the conduct of Karat’s business are valid, in full force and effect and enforceable according to their terms, no proceeding is pending or threatened, to revoke, modify or terminate such permits, and Karat is in compliance with, and have at all times complied with, all such Environmental Permits.

4.12  Litigation. There is no Action pending or threatened against Karat, or any executive officer, member, manager or director thereof in each case that (a) relates to Karat, its assets, or its business other than as set forth on Schedule 4.12, or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of Karat to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action. There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Karat.

4.13 Contracts. Schedule 4.13 contains a complete list, as of the date hereof, of all Contracts to which Karat is, or will be at Closing, a party or bound, or that otherwise relate to its business or assets. Karat have made available to Sentra or its representatives correct and complete copies of all such Contracts with all amendments thereof. Each such Contract is, and will at Closing be, valid, binding, and enforceable against Karat and the other parties thereto in accordance with its terms, and is, and will at Closing be, in full force and effect. Karat is not in default under or in breach of or is, or as of the Closing will be, otherwise delinquent in performance under any such Contract, and no event has occurred, or will as of the Closing occur, that, with notice or lapse of time, or both, would constitute such a default. Each of the other parties thereto has performed in all respects all of the obligations required to be performed by it under, and is not in default under, any such Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default. Other than as disclosed on Schedule 4.13, there are no disputes pending or threatened in writing with respect to any such Contracts. Neither Karat nor any other party to any such Contract has exercised any option granted to it to terminate or shorten or extend the term of such Contract, and Karat has not given notice or received notice to such effect. All of such Contracts will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby.

4.14  Employee Benefit Plans.

(a)  As of the Closing, Karat will not sponsor, maintain, contribute to, or have any Liability under, for or with respect to, any Employee Benefit Plans (including multiemployer plans) or any Employment Agreements other than listed on Schedule 4.14. From and after the Closing, Sentra will not directly or indirectly have or incur any Liabilities, whether by virtue of the transactions contemplated by this Agreement or otherwise, with respect to or in connection with (i) any Employee Benefit Plans or any Employment Agreements; and (ii) the Employees or any other individuals who do or did at any time provide employment or employment-type services for or with respect to Karat, which arose or were incurred at any time prior to the Closing.

(b)  There does not now exist, nor do any circumstances exist that could result in, any liability to Karat or its Affiliates following the Closing with respect to the Employee Benefit Plans, other than as set forth on Schedule 4.14.

(c)  Karat has no liability for life, health, medical or other welfare benefits to Former Employees or beneficiaries or dependents thereof.

(d)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, member, manager, officer or director of Karat, or result in any limitation on the right of Karat to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Employment Agreement or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Karat in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

(e)  None of the KP Holders or its ERISA Affiliates nor any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the KP Holders or its ERISA Affiliates, or any person that the KP Holders or Karat has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(f)  There are no pending or threatened Claims, lawsuits or arbitrations which have been asserted or instituted, and no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any liability of the KP Holders or Karat to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan, or any other party.

4.15 Labor and Employment Matters.

(a)  There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Employee or Former Employee (each, a "Collective Bargaining Agreement"). With respect to any Employee, (a) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against Karat or with respect to any Employees, and Karat has not experienced any labor strike, dispute, slowdown, lockout or stoppage; (b) there is no unfair labor practice charge or complaint against Karat or threatened before the National Labor Relations Board or before any similar state or foreign agency; (c) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure; and (d) no charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(b)  Karat is in compliance in all respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, and any similar state or local "mass layoff" or "plant closing" Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

4.16 Financial Statements.

(a)  Schedule 4.16 contains true, correct and complete copies of the audited financial statements of Karat for the years ended as of March 31, 2007 and as of March 31, 2006 and reviewed financial statements of Karat for the six-month period ended as of September 30, 2007. Such financial statements (the "Financial Statements") present fairly the financial condition of Karat as of the dates thereof and its consolidated statements of operations and deficit and cash flows for the periods then ended and have been prepared in accordance with GAAP applied on a consistent basis and in conformity with all applicable rules and regulations of the SEC.

(b)  Except (i) as disclosed or reserved against in the balance sheet portion of the Financial Statements or (ii) as incurred after such date without violation of Section 7.3, to the best of its knowledge Karat, its business, and its assets are not subject to any Liabilities.

(d)  Since September 30, 2007, there has been no Material Adverse Change in the business, operations or financial condition of Karat or any event, condition or contingency that could reasonably be expected to result in such a Material Adverse Effect with respect to Karat or its business other than as set forth on Schedule 4.16.

4.17 Permits; Compliance.   Karat is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the "Permits"). There is no Action pending, or threatened, regarding any of the Permits and each such Permit is in full force and effect. Karat is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Permits.

4.18  Real Estate.

(a)  Schedule 4.18 sets forth a list, complete and accurate in all respects, of all real property that is, as of the date hereof, and will be as of the Closing, owned, leased, or subleased to Karat. Karat has provided Sentra with true and correct copies of all leases for the Leased Real Property.

(b)  Each Real Property Lease is and will be at the Closing valid, binding and enforceable against Karat and, to the KP Holders’ knowledge, the other parties thereto in accordance with its terms, and is in full force and effect.

(c)  As of the Closing, Karat will not be in default under, in breach of or otherwise delinquent in performance under any Real Property Lease and, no event has occurred, or as of the Closing will occur, which, with due notice or lapse of time, or both, would constitute such a default.

(d) There are no leases or subleases to which Karat will be a party or bound at Closing, as lessor, and third parties, as lessees, with respect to any of the Real Property, except as disclosed in Schedule 4.18.

(e)  There does not exist any actual, threatened or contemplated condemnation or eminent domain proceedings that affect any Leased Real Property.

(f)  The current use and occupancy of the Leased Real Property and the improvements located thereon are not in violation of any material recorded covenants, conditions, restrictions, reservations, easements or agreements affecting the Leased Real Property.

(g)  No part of any improvement located on the Leased Real Property which is material to its operation is dependent for its access, operation or utility on any land, building or other improvements not included in the Real Property, and all the Leased Real Property has sufficient access to public roads.

4.19  Intercompany Services. Other than as set forth on Schedule 4.19, There are no Contracts pursuant to which any goods, services, materials or supplies are provided (a) by Karat, on the one hand, to the KP Holders or their Affiliates (other than Karat), on the other hand, or (b) by the KP Holders or any of its Affiliates (other than Karat), on the one hand, to Karat, on the other hand.

4.20 Guaranties. Karat is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

4.21 Full Disclosure. No representation or warranty of Karat or the KP Holders in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Karat or the KP Holders that has specific application to Sentra and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of Karat that has not been set forth in this Agreement.

Any representations made herein “to the best of the knowledge” or words of similar import shall mean the knowledge of David Neuberg, Howard Slochowsky or Gary Jacobs.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE KP HOLDERS

As an inducement to Sentra to enter into this Agreement and to consummate the transactions contemplated herein, each KP Holder, severally and not jointly, represent and warrant, as of the date of this Agreement and as of the Closing Date, to Sentra as follows:

5.1
 Authority. The KP Holder has the right, power, authority and capacity to execute and deliver this Agreement to which it is or will become a party, to consummate the Exchange and the other transactions contemplated hereby and thereby and to perform its respective obligations under this Agreement to which it is or will become a party. This Agreement has been duly authorized, executed and delivered by it and is enforceable against it in accordance with the terms hereof. It has all authorizations and consents necessary for the execution and delivery of this Agreement, and for the performance of its obligations hereunder. If such Holder is not a natural Person, it is and at the Closing will be duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with corporate power and authority to own, lease and operate its properties and to conduct its business. This Agreement constitutes the legal, valid and binding obligations of the respective KP Holder, enforceable against such holder in accordance with the terms hereof.

5.2
Ownership. The KP Holder has, and at the Closing will have, (i) good and marketable title to all the KP Membership Interests listed beside its name in Schedule 2.2 (as to the applicable Holder, the “Applicable Securities”), free and clear of all Encumbrances, and (ii) full legal right and power to sell, transfer and deliver the Applicable Securities to Sentra in accordance with this Agreement. The Applicable Securities are the only securities of Karat held by the KP Holder. Upon delivery of the Applicable Securities to be exchanged by it to Sentra in accordance with this Agreement, Sentra will receive good and marketable title to all the Applicable Securities, free and clear of all Encumbrances.

5.3
Taxes. As of the Closing there are no Taxes that are required to be paid in connection with the exchange and transfer of the KP Membership Interests to Sentra; all Laws imposing such Taxes will have been fully complied with.

5.4
No Conflict. None of the execution, delivery or performance of this Agreement to which the KP Holder is or will become a party, and the consummation of the Exchange by such Holder conflicts or will conflict with or results or will result in any breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon, any of its properties or assets pursuant to (i) the terms of its organizational documents; (ii) the terms of any Contract to which it is a party or by which it is bound or to which any of its properties is subject, which conflict, breach, violation or default would adversely affect the Holder's ability to perform its obligations hereunder; (iii) any statute, rule or regulation of any Governmental Authority having jurisdiction over it or any of its activities or properties; or (iv) the terms of any order of any arbitrator or any Governmental Authority having such jurisdiction.

5.5
No Consent. No consent, approval, authorization or order of, or any filing or declaration with any Governmental Authority or any other Person is required for the consummation by the KP Holder of any of the transactions on its part contemplated under this Agreement.

5.6
Investment. The KP Holder is acquiring the Exchange Shares for investment, for such Stockholder’s own account as principal, not as a nominee or agent and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part. No other person has a direct or indirect interest in the Exchange Shares to be received by the KP Holder. Further, the KP Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any third person with respect to the Exchange Shares or any portion thereof to which the KP Holder is receiving.

5.7
No Liquidity. The KP Holder acknowledges that the Exchange Shares delivered pursuant to the Exchange will not be registered under the Securities Act and may only be transferred if the shares are registered or if an applicable exemption exists for the transfer under securities Laws. The Stockholder understands and acknowledges that the offering of the Exchange Shares pursuant to this Agreement is made on the basis of an exemption from registration pursuant to Section 4(2) and/or Section 3(b) of the Securities Act and Regulation D thereunder and that Sentra's reliance upon such exemption is predicated upon such Stockholder's representations as set forth in this Agreement. The Stockholder acknowledges that due to this lack of registration as well as the provisions of the Lock-Up Agreement to which the KP Holder is bound, there may not be a market for the Exchange Shares. Accordingly, the KP Holder has the financial ability to bear the economic risk of the exchange, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to the Exchange Shares.

5.8
Experience; Information. The KP Holder represents that: (a) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Exchange Shares or is able, by reason of the business and financial experience of its advisors to protect its interests in connection with the Exchange contemplated herein; and (b) it has received all the information it has requested from either the Company or Sentra and considers necessary or appropriate for deciding whether to obtain the Exchange Shares, including without limitation, the draft of the Current Report on Form 8-K to be filed by Sentra upon the Closing which includes, among other information, risk factors with respect to the Company as well as certain financial information of the Company. Moreover, the KP Holder has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information about the Company, Sentra and the transactions contemplated hereby and all other information it has requested. The KP Holder is not relying on the Company, Sentra or its respective affiliates or agents with respect to the economic considerations involved in this transaction but has relied solely on its own advisors. The KP Holder further understands that an investment in the Exchange Shares is a speculative investment which involves a high degree of risk and the potential loss of its entire investment.

5.9
Agreements Regarding Membership Interests. There are no voting trusts or other Contracts or understandings to which the KP Holder is a party with respect to the transfer, Encumbrance, voting or registration of any the KP Membership Interests and there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Karat.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SENTRA

As an inducement to the KP Holders and Karat to enter into this Agreement and to consummate the transactions contemplated herein, Sentra represents and warrants, as of the date of this Agreement and as of the Closing Date, to the KP Holders and Karat as follows:

6.1 Organization. Sentra is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Sentra has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

6.2  Corporate Power and Authority. Sentra has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Sentra and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of Sentra is necessary to authorize the execution, delivery, and performance by Sentra of this Agreement and the consummation by Sentra of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sentra and constitutes the legal, valid and binding obligation of Sentra, enforceable against Sentra in accordance with its terms.

6.3  Conflicts; Consents and Approvals. Neither the execution and delivery by the Sentra of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)  conflict with, or result in a breach of any provision of, the organizational documents of Sentra;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Sentra or the Exchange Shares under any of the terms, conditions or provisions of (1) the organizational documents of Sentra, (2) any Contract to which Sentra is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which Sentra is subject or to which any of its properties or assets may be subject;

(c)  require any action, consent or approval of any non-governmental third party;

(d)  violate any order, writ, or injunction, or any material decree, or material Law applicable to Sentra or any of its, business, properties, or assets; or

(e)  require any action, consent or approval of, or review by, or registration or filing by Sentra with any Governmental Authority.

6.4  Exchange Shares. As of the Closing, all of the Exchange Shares shall be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. Upon delivery to the Administrative Stockholder of the certificates representing the Exchange Shares at the Closing, the KP Holders will acquire good and valid title to such shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

6.5  SEC Documents. Sentra has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as applicable, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the date of the last filed SEC Document, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect on Sentra or on Sentra’s ability to consummate the transactions contemplated hereby.

ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS

7.1  Access and Information. Prior to the Closing, except to the extent prohibited by applicable Law, Sentra, on one hand, and the KP Holders and Karat, on the other hand, shall permit representatives of the other to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Contracts, commitments, reports of examination and documents of or pertaining to, as may be necessary to permit the other to, at its sole expense, make, or cause to be made, such investigations thereof as the other reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and Sentra, Karat, and the KP Holders shall reasonably cooperate with any such investigations. No investigation by a party or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by a party pursuant to this Section 7.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement nor shall the conduct or completion of any such investigation be a condition to any of such party's obligations under this Agreement.

7.2  Confidentiality. Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of Sentra or Karat, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur (a) such confidence shall be maintained by the Parties and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

7.3 Conduct of Business. From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, Karat shall:

(a)  use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom it has significant business relations;

(b)  not knowingly take any action that would cause the representations and warranties contained herein to be untrue in any respect.

(c)  not amend its Articles of Organization or Operating Agreement (or other similar governing instrument);

(d)  not split, combine or reclassify any shares of its membership interests, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests stock or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

(e)  not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(f)  not create or form any Subsidiary;

(g)  not (1) incur or assume any Liability in excess of $100,000, other than the borrowings by Karat from Sentra; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) make any loans, advances or capital contributions to or investments in any other Person; nor (4) pledge or otherwise Encumber its membership interests;

(h)  not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $10,000 in the aggregate other than transactions listed on Schedule 7.3(h)or that are otherwise material to it other than sales of its products in the ordinary course of business;

(i)  not (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (2) amend, modify, waive or terminate any right under any material contract in any material way; nor (3) authorize any new capital expenditure or expenditures that individually is in excess of $10,000 or in the aggregate are in excess of $30,000;

(j)  not enter into any Contract other than in the ordinary course of business; or

(k)  not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee.

From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, Sentra shall:

(a)  not knowingly take any action that would cause the representations and warranties contained herein to be untrue in any respect.

(b)  not amend its Articles of Incorporation (or other similar governing instrument);

(c)  not split, combine or reclassify any shares of its membership interests, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests stock or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

(d)  not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked; or

(e)  not acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein.

(f)  not create or form any Subsidiary;

(g)  not (1) incur or assume any Liability in excess of $100,000; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) make any loans, advances or capital contributions to or investments in any other Person; nor (4) pledge or otherwise Encumber its membership interests;

(h) not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $10,000 in the aggregate or that are otherwise material to it other than sales of its products in the ordinary course of business;

(i) not enter into any Contract other than in the ordinary course of business; or

(j) not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee.

7.4  Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII, and to consummate the transactions contemplated hereby.

7.5  Further Assurances. From time to time whether before, at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

7.6 No-Shop. From the date hereof until earlier of the Closing Date or the date of the termination of this Agreement in accordance with the terms hereof, neither the KP Holders, Karat nor its officers, managers, directors, employees, agents, representatives and Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to an Acquisition Proposal (as defined below). As used herein, “Acquisition Proposal” means any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, Karat or any other similar transaction or business combination involving the same. Each of Karat and each KP Holder shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, exiting on the date hereof.

From the date hereof until earlier of the Closing Date or the date of the termination of this Agreement in accordance with the terms hereof, neither Sentra nor its officers, directors, employees, agents, representatives and Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, Sentra or any other similar transaction or business combination involving the same.

7.7  Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date. Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

7.8  Cooperation with Respect to Financial Reporting. After the date of this Agreement, the KP Holders and Karat shall reasonably cooperate with Sentra in connection with Sentra's preparation of historical financial statements and other information as required for Sentra's filings under the Exchange Act.

7.9 Release of Claims By Each Shareholder. In consideration of the transactions contemplated hereby, as of the Closing, the KP Holders and their respective heirs, executors, successors and assigns (the "Waiving Parties"), release, waive and forever discharge, in all capacities, including as owners of Karat, from and after the Closing any and all Claims, known or unknown, that the Waiving Parties ever had, now have or may have against Karat and its officers, directors, members, managers, employees or agents in connection with or arising out of any act or omission of Karat or its officers, directors, members, managers, employees, advisers or agents, in such capacity, at or prior to the Closing; provided, however, that nothing in this Section 7.9 shall be deemed a waiver by the Waiving Parties of any rights under this Agreement.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to KP Holders’ and Sentra’s Obligations to Close. All obligations of the KP Holders and Karat to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)  All representations and warranties of Sentra contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date);

(b)  Since the date hereof, there shall not have been any Material Adverse Effect with respect to Sentra;

If requested by the Administrative Stockholder, he shall have received a certificate, executed by the President of Sentra, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Administrative Stockholder.

(c)  Prior to or at the Closing, Sentra shall have delivered to the KP Holders the items to be delivered pursuant to Section 3.2(b);

(d)  Sentra shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(e)  The KP Holders and Karat shall have completed to their reasonable satisfaction their business and legal due diligence investigation of Sentra, its property, business and subsidiaries, shall not have discovered any facts, circumstances, liabilities or conditions that, in the KP Holders' reasonable discretion, may adversely affect the value or prospects of Sentra or that may expose Sentra to any liability not heretofore fully disclosed to the KP Holders.

(f) The KP Holders and Karat shall have received any agreements, instruments, certificates and any other documentation requested.

8.2  Conditions to Sentra’s Obligations to Close. All obligations of Sentra to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)  All representations and warranties of the KP Holders and Karat contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date);

(b)  Since the date hereof, there shall not have been any Material Adverse Effect with respect to Karat;

Sentra shall have received a certificate, executed by the KP Holders and the President of Karat, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be requested by Sentra.

(c)  Prior to or at the Closing, the KP Holders and Karat shall have delivered to Sentra the items to be delivered pursuant to Section 3.2(a);

(d)  The KP Holders and Karat shall have performed in all respects each obligation and agreement to be performed by them, and shall have complied in all respects with each covenant required by this Agreement to be performed or complied with by them at or prior to the Closing;

(e)  The Administrative Stockholder shall have provided to Sentra a certificate of good standing from the Secretary of State of New York and certified copies of its Articles of Organization;

(f) Sentra shall have completed to its reasonable satisfaction its business and legal due diligence investigation of Karat, its property, business and subsidiaries, shall not have discovered any facts, circumstances, liabilities or conditions that, in Sentra’s discretion, may adversely affect the value or prospects of Karat or that may expose Karat to any liability not heretofore fully disclosed to Sentra; and

(g) Sentra shall have received any agreements, instruments, certificates and any other documentation requested, including without limitation, the legal opinion of counsel to Karat substantially in the form of Exhibit C.

ARTICLE IX
TERMINATION

9.1  Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a)  by mutual written consent of Sentra and Karat or a majority of the KP Holders;

(b)  by Sentra, Karat or by a majority of the KP Holders, if the Closing shall not have been consummated on or before December 28, 2007; provided that the right to terminate this Agreement under this Section 9.1 shall not be available to a party if such party's or such party's Affiliate's willful act or willful failure to act has been the cause of or resulted in the failure of the Closing to be consummated on or before such date;

(c ) by Sentra, if its due diligence investigation indicates that any of the information provided for in the Agreement or in any of the information provided by Karat or its members is inaccurate, incomplete or untrue in any way;

(d ) by Karat, if its due diligence investigation indicates that any of the information provided for in the Agreement or in any of the information provided by Sentra is inaccurate, incomplete or untrue in any way; or

(e)  by any party, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

9.2  Termination Procedure. Written notice of any termination (Termination Notice”) pursuant to this Article IX shall be given by the party electing termination of this Agreement (Terminating Party”) to the other parties (collectively, the “Terminated Party”), and such notice shall state the reason for termination. The party or parties receiving Termination Notice shall have a period of ten (10) days after receipt of Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the tenth (10th) day following the Terminated Party’s receipt of Termination Notice.

9.3  Effect of Termination. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except that nothing contained herein shall relieve any party from liability for its intentional breach of any representation, warranty or covenant contained herein, or its intentional failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder. If it shall be finally judicially determined that termination of this Agreement was caused by an intentional and deliberate breach of this Agreement, then, in addition to other remedies at Law or equity for breach of this Agreement, the party so found to have intentionally and deliberately breached this Agreement shall indemnify and hold harmless the other parties hereto for their respective out-of-pocket costs, including the reasonable fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as reasonable fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

9.4 Expenses. The parties shall each bear their own respective expenses incurred in connection with this Agreement and the contemplated Exchange.

ARTICLE X
INDEMNIFICATION; SURVIVAL

10.1 Indemnification by Karat and Neuberg. Karat and Neuberg, jointly and severally, shall indemnify and hold harmless Sentra and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the "Sentra Indemnified Parties"), and shall reimburse the Sentra Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) (collectively, "Damages"), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties, of Karat or the KP Holders in this Agreement or in any certificate or document delivered by Karat or the KP Holders pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, (b) any failure by Karat or the KP Holders to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by Karat or the KP Holders pursuant to this Agreement to be performed by or complied with by Karat or the KP Holders, (c) any claims made by a third Person against a Sentra Indemnified Party based upon a Contractual obligation of Karat or the KP Holders for services performed prior to the Closing Date, (d) any claims made at any time arising out of, or in connection with, any Environmental Laws or environmental conditions which are based upon conditions existing prior to the Closing Date, (e) Taxes attributable to the ownership of Karat prior to the Closing, (f) Taxes attributable to the conduct by Karat of the business of Karat or the KP Holders’ operation or ownership of its assets with respect to all periods existing prior to the Closing Date, (g) any claims for severance or any other compensation made by an Employee or Former Employee with respect to all periods prior to the Closing Date, (h) any claim made at any time by any Governmental Authority in respect of the business of Karat for all periods prior to the Closing Date, (i) any Liability or obligation of Karat arising or relating to the periods prior to the Closing Date or (j) any Action or investigation by any Person relating to or arising out of the business or operations of Karat prior to the Closing Date.

10.2 Indemnification by Sentra. Sentra shall indemnify and hold harmless Karat Platinum and its Affiliates, members, officers, directors, employees and agents and the successors and assigns of all of them (the "Karat Indemnified Parties"), and shall reimburse the Karat Indemnified Parties for, any Damages, arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties, of Sentra in this Agreement or in any certificate or document delivered by Sentra pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty or (b) any failure by Sentra to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by Sentra pursuant to this Agreement to be performed by or complied with by Sentra (c) any claims made by a third Person against a Karat Indemnified Party based upon a Contractual obligation of Sentra for services performed prior to the Closing Date, (f) Taxes attributable to the conduct by Sentra of the business of Sentra or the ownership of its assets with respect to all periods existing prior to the Closing Date, (g) any claims for severance or any other compensation made by an Employee or Former Employee of Sentra with respect to all periods prior to the Closing Date, (h) any claim made at any time by any Governmental Authority in respect of the business of Sentra for all periods prior to the Closing Date, (i) any Liability or obligation of Sentra arising or relating to the periods prior to the Closing Date or (j) any Action or investigation by any Person relating to or arising out of the business or operations of Sentra prior to the Closing Date.

10.3 Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the Closing for three years from the Closing Date, except the representations and warranties set forth in Sections 4.8 and 4.11 which shall survive until the expiration of the applicable statute of limitations.

ARTICLE XI
MISCELLANEOUS

11.1  Notices. All notices or other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1) If to Sentra:

Sentra Consulting Corp.
466 Central Avenue, Suite 200
Cedarhurst, NY 11516
Attn: President

With a copy to:

David Lubin & Associates, PLLC
26 Hawthorne Avenue
Valley Stream, New York 11580
Attn: David Lubin, Esq.

(2) If to Karat:

Karat Platinum, LLC
15 Hoover Street
Inwood, New York 11096
Attn: ___________________

With a copy to:

Samuel Reiser, Esq.
Horowitz & Reiser
30 Broad Street
New York, NY 10004

(3)  If to a KP Holder, at the address of such KP Holder set forth on Schedule 2.2, with a copy to:

Samuel Reiser, Esq.
Horowitz & Reiser
30 Broad Street
New York, NY 10004

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

11.2  Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

11.3  Arbitration; Jurisdiction. Any dispute between or, action or proceeding against any of the parties hereto under, arising out of or in any manner relating to, this Agreement and the transactions contemplated herein shall be submitted to and adjudicated by binding arbitration under the rules of the American Arbitration Association (“AAA”). Such arbitration shall be in New York, New York. If there is any litigation regarding the arbitration or otherwise relating to this section 11.3, the parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with Section 11.1. Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process.

11.4 Waiver of any and all Rights to a Trial by Jury. All parties to this Agreement unconditionally, irrevocably and expressly waive all rights to trial by jury in any action, proceeding, suit, counterclaim or cross-claim in any matter (whether sounding in tort, contract or otherwise) in any way arising out of or otherwise relating to this Agreement or the transaction or the relationships established hereunder. All parties confirm that the foregoing waiver of a trial by jury is informed and freely made.

11.5 Entire Agreement. This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

11.6 Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.
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11.7  Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Sentra, Karat and either the Administrative Stockholder or a majority of the KP Holders, in the case of a waiver, by the party waiving compliance.

11.8 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

11.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10  Brokers. The parties hereto, covenant, represent, and warrant that they have not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker is entitled to receive any brokerage commission, finder's fee, or similar compensation in connection with this Agreement or the transactions contemplated hereby. Each of the parties shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage, or expense, including reasonable attorney's fees, pertaining to any broker, finder, or other person with whom such party has dealt.

11.11 Severability.  If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.12  Publicity. Karat and the KP Holders shall not issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of Sentra.

[Remainder of Page Intentionally Omitted; Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Exchange Agreement as of the date first above written.

SENTRA CONSULTING CORP.

By:	/s/ Philip Septimus
Name: Philip Septimus
Title: President

KARAT PLATINUM, LLC

By:	/s/ David Neuberg
Name: David Neuberg
Title: CEO

By:	/s/ Howard Slochowsky
Name: Howard Slochowsky
Title:

KP HOLDERS:

KARAT HOLDERS:

By:	/s/ David Neuberg	By:	/s/ Howard Slochowksy
Name:	David Neuberg	Name:	Howard Slochowsky

By:	/s/ Yehuda Fromowitz	By:	/s/ Howard Leibtag
Name:	Yehuda Fromowitz	Name:	Howard Leibtag

By:	/s/ Jacob Davidowitz	By:	/s/ Gary M. Jacobs
Name:	Jacob Davidowitz	Name:	Gary M. Jacobs

By:	/s/ Robert Jacobs	By:	/s/ Samuel Jacobs
Name:	Robert Jacobs	Name:	Samuel Jacobs

By:	/s/ Bonnie Septimus	By:	/s/ Aliza Septimus
Name:	Bonnie Septimus	Name:	Aliza Septimus

By:	/s/ Zvi Septimus	By:	/s/ Philip Septimus
Name:	Zvi Septimus	Name:	Philip Septimus

By:	/s/ Chana Soshtain	By:	/s/ Abigail Septimus
Name:	Chana Soshtain	Name:	Abigail Septims

By:	/s/ Michal Hackel	By:	/s/ Talia Septimus
Name:	Michal Hackel	Name:	Talia Septimus

By:	/s/ Mitchell Hirth	By:	/s/ Sander Hirth
Name:	Mitchell Hirth	Name:	Sander Hirth

By:	/s/ Sidney Hirth	By:	/s/ Sheila Melkman
Name:	Sidney Hirth	Name:	Sheila Melkman

By:	/s/ Raphael Butler	By:	/s/ Benjamin Sporn
Name:	Raphael Butler	Name:	Benjamin Sporn

By:	/s/ Robert Bruckstein	By:	/s/ Ira Neuberg
Name:	Robert Bruckstein	Name:	Ira Neuberg

By:	/s/ Ben Neuberg	By:	/s/ Paul Lundstedt
Name:	Ben Neuberg	Name:	Paul Lundstedt

By:	/s/ Jackie Claybaugh	By:	/s/ Toby Jacobs
Name:	Jackie Claybaugh	Name:	Toby Jacobs

By:	/s/ Eli Neuberg	By:	/s/ Benjie Brecher
Name:	Eli Neuberg	Name:	Benjie Brecher

By:	/s/ Sidney Teichman	By:	/s/ Sharon Lamonica
Name:	Sidney Teichman	Name:	Sharon Lamonica

By:	/s/ Nancy Hiller	By:	/s/ Simon Eisenfeld
Name:	Nancy Hiller	Name:	Simon Eisenfeld

By:	/s/ Shira Shrier	By:	/s/ Mark Feuer
Name:	Shira Shrier	Name:	Mark Feuer

By:	/s/ Jodi Waterman	By:	/s/ Samuel Reiser
Name:	Jodi Waterman	Name:	Samuel Reiser

By:	/s/ Nelson Goodman
Name:	Nelson Goodman